UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 1)

                               Ramp Networks, Inc.
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   751567 10 8
               ---------------------------------------------------
                                 (CUSIP Number)

                                   12-31-2000
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

------------------------                                ------------------------
CUSIP No. 751567 10 8                 13G                  Page 2 of 14 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     InterWest Partners V, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                1,178,008
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              0
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,178,008
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,178,008
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 14 pages

------------------------                                ------------------------
CUSIP No. 751567 10 8                 13G                  Page 3 of 14 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     InterWest Management Partners V, LP (the General Partner of InterWest Partners V, LP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                1,178,008
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              0
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,178,008
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,178,008
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 14 pages

------------------------                                ------------------------
CUSIP No. 751567 10 8                 13G                  Page 4 of 14 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Alan W. Crites (a General Partner of InterWest Management Partners V, LP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,185,416
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,185,416
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,185,416
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 14 pages

------------------------                                ------------------------
CUSIP No. 751567 10 8                 13G                  Page 5 of 14 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Philip T. Gianos (a General Partner of InterWest Management Partners V, LP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                48,000
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,178,008
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   48,000
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,178,008
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,226,008
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 14 pages

------------------------                                ------------------------
CUSIP No. 751567 10 8                 13G                  Page 6 of 14 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Wallace R. Hawley (a General  Partner of InterWest  Management  Partners V,
     LP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,185,416
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,185,416
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,185,416
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 14 pages

------------------------                                ------------------------
CUSIP No. 751567 10 8                 13G                  Page 7 of 14 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     W. Scott Hedrick (a General Partner of InterWest Management Partners V, LP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,185,416
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,185,416
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,185,416
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 14 pages

------------------------                                ------------------------
CUSIP No. 751567 10 8                 13G                  Page 8 of 14 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     W. Stephen Holmes (a General  Partner of InterWest  Management  Partners V,
     LP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,185,416
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,185,416
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,185,416
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 14 pages

------------------------                                ------------------------
CUSIP No. 751567 10 8                 13G                  Page 9 of 14 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Robert R. Momsen (a General Partner of InterWest Management Partners V, LP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,185,416
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,185,416
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,185,416
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 9 of 14 pages

------------------------                                ------------------------
CUSIP No. 751567 10 8                 13G                  Page 10 of 14 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Arnold L. Oronsky (a General  Partner of InterWest  Management  Partners V,
     LP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                12,000
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,178,008
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   12,000
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,178,008
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,190,008
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 10 of 14 pages

Item 1.

(a)  Name of Issuer: Ramp Networks, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

     3100 De La Cruz Blvd.
     Santa Clara, CA 95054

Item 2.

(a)  Name of Person(s) Filing:

     InterWest Partners V, LP ("IWP V")
     InterWest Management Partners V, LP ("IMP V")
     Alan W. Crites ("Crites")
     Philip T. Gianos ("Gianos")
     Wallace R. Hawley ("Hawley")
     W. Scott Hedrick ("Hedrick")
     W. Stephen Holmes ("Holmes")
     Robert R. Momsen ("Momsen")
     Arnold L. Oronsky ("Oronsky")

(b)  Address of Principal Business Office or, if none, Residence:

     3000 Sand Hill Road
     Building 3, Suite 255
     Menlo Park, CA 94025

(c)  Citizenship/Place of Organization:

     IWP V:       California
     IMP V:       California
     Crites:      United States
     Gianos:      United States
     Hawley:      United States
     Hedrick:     United States
     Holmes:      United States
     Momsen:      United States
     Oronsky:     United States

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 751567 10 8

Item 3.        Not applicable.

                              Page 11 of 14 pages

Item 4.        Ownership.


======= ============= ========== ========== ============= ========== ================

                                                                           Other
                        IWP V      IMP V       Gianos      Oronsky    Individuals *
------- ------------- ---------- ---------- ------------- ---------- ----------------
(a)     Beneficial
        Ownership     1,178,008  1,178,008     1,226,008  1,190,008      1,185,416**
------- ------------- ---------- ---------- ------------- ---------- ----------------
(b)     Percentage
        of Class           5.4%       5.4%          5.6%       5.5%            5.5%
------- ------------- ---------- ---------- ------------- ---------- ----------------
(c)     Sole Voting
        Power         1,178,008  1,178,008     48,000***     12,000              0
------- ------------- ---------- ---------- ------------- ---------- ----------------
        Shared
        Voting Power          0          0     1,178,008  1,178,008      1,185,416**
------- ------------- ---------- ---------- ------------- ---------- ----------------
        Sole
        Dispositive
        Power         1,178,008  1,178,008     48,000***     12,000              0
------- ------------- ---------- ---------- ------------- ---------- ----------------
        Shared
        Dispositive
        Power                 0          0     1,178,008  1,178,008      1,185,416**
======= ============= ========== ========== ============= ========== ================


*Individuals included in this column are Crites, Hawley, Hedrick, Holmes and Momsen, all of whom are general partners of IMP V.


**Includes 7,408 shares of Issuer's Common stock held by InterWest Investors V, a general partnership, of which Crites, Hawley, Hedrick, Holmes and Momsen are general partners.


***Includes options exercisable through 3/1/01 representing 48,000 shares of common stock.


Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable

EXHIBITS

A.   Joint Filing Statement

                              Page 12 of 14 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 2001


INTERWEST PARTNERS V, LP

By: InterWest Management Partners V, LP

                                               _________________________________
    By: _______________________________        Alan W. Crites
        General Partner

INTERWEST MANAGEMENT PARTNERS V, LP            _________________________________
                                               Philip T. Gianos
By: InterWest Management Partners V, LP
                                               _________________________________
    By: ________________________________       Wallace R. Hawley
        General Partner
                                               _________________________________
                                               W. Scott Hedrick

                                               _________________________________
                                               W. Stephen Holmes

                                               _________________________________
                                               Robert R. Momsen

                                               _________________________________
                                               Arnold L. Oronsky

                              Page 13 of 14 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 2001


INTERWEST PARTNERS V, LP

By: InterWest Management Partners V, LP

                                               _________________________________
    By: _______________________________        Alan W. Crites
        General Partner

INTERWEST MANAGEMENT PARTNERS V, LP            _________________________________
                                               Philip T. Gianos
By: InterWest Management Partners V, LP
                                               _________________________________
    By: ________________________________       Wallace R. Hawley
        General Partner
                                               _________________________________
                                               W. Scott Hedrick

                                               _________________________________
                                               W. Stephen Holmes

                                               _________________________________
                                               Robert R. Momsen

                                               _________________________________
                                               Arnold L. Oronsky

                              Page 14 of 14 pages